The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 3, 2022

January , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index due January 12, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of the S&P 500® Low Volatility High Dividend Index, which we refer to as the Index, has been greater than or equal to 85.00% of the Initial Value, which we refer to as Trigger Value 3, on each day on or prior to that Review Date. The Contingent Interest Payment for a Review Date and each subsequent Review Date will be reduced to 2/3 of the original amount if the closing level of the Index on any day on or prior to that Review Date is less than 95.00% of the Initial Value, which we refer to as Trigger Value 1, but greater than or equal to 90.00% of the Initial Value, which we refer to as Trigger Value 2, or 1/3 of the original amount if the closing level of the Index on any day on or prior to that Review Date is less than Trigger Value 2 but greater than or equal to Trigger Value 3. As early as the first day after the Pricing Date, investors could lose their ability to receive any Contingent Interest Payments over the term of the notes.
•	The notes will be automatically called at the end of the first year of the term of the notes if the closing level of the Index on each day on or prior to the Autocall Review Date is greater than or equal to Trigger Value 1. The date on which an automatic call may be initiated is January 9, 2023.
•	If the notes have not been automatically called, (i) 1/3 of the principal amount of the notes may be exposed to loss on a leveraged basis if the closing level of the Index has been less than Trigger Value 1 on at least one day during the Monitoring Period, (ii) another 1/3 of the principal amount of the notes may be exposed to loss on a leveraged basis if the closing level of the Index has been less than Trigger Value 2 on at least one day during the Monitoring Period and (iii) the remaining 1/3 of the principal amount of the notes may be exposed to loss on a leveraged basis if the closing level of the Index has been less than Trigger Value 3 on at least one day during the Monitoring Period. Investors may lose all of their principal amount at maturity.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments or an enhanced payment at maturity.
•	Despite the name of the Index, the Index is a price return index, which means that the returns on the Index will not include any dividends paid on the securities that make up the Index.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about January 7, 2022 and are expected to settle on or about January 12, 2022.
•	CUSIP: 48133CHV7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $972.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The S&P 500® Low Volatility High Dividend Index (Bloomberg ticker: SP5LVHD)

Contingent Interest Payments:

•	If a Trigger Event has not occurred on or prior to a Review Date, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $7.0833 (equivalent to a Contingent Interest Rate of at least 8.50% per annum, payable at a rate of at least 0.70833% per month) (to be provided in the pricing supplement).
•	If a Trigger Event 1 has occurred on or prior to a Review Date, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $4.7222 (equivalent to a Contingent Interest Rate of at least 5.55557% per annum (equal to 2/3 of 8.50% per annum), payable at a rate of at least 0.47222% per month) (to be provided in the pricing supplement).
•	If a Trigger Event 2 has occurred on or prior to a Review Date, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $2.3611 (equivalent to a Contingent Interest Rate of at least 2.83333% per annum (equal to 1/3 of 8.50% per annum), payable at a rate of at least 0.23611% per month) (to be provided in the pricing supplement).
•	If a Trigger Event 3 has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date.

Following the occurrence of a Trigger Event 3, no further Contingent Interest Payments will be payable over the remaining term of the notes.

Base Rate: At least 8.50% per annum (to be provided in the pricing supplement)

Contingent Interest Rate:

•	If a Trigger Event has not occurred on or prior to a Review Date, the Base Rate (at least 8.50% per annum, payable at a rate of at least 0.70833% per month (to be provided in the pricing supplement))
•	If a Trigger Event 1 has occurred on or prior to a Review Date, 2/3 × the Base Rate (at least 5.55557% per annum (equal to 2/3 of 8.50% per annum), payable at a rate of at least 0.47222% per month (to be provided in the pricing supplement))
•	If a Trigger Event 2 has occurred on or prior to a Review Date, 1/3 × the Base Rate (at least 2.83333% per annum (equal to 1/3 of 8.50% per annum), payable at a rate of at least 0.23611% per month (to be provided in the pricing supplement))

Trigger Value 1: 95.00% of the Initial Value

Trigger Value 2: 90.00% of the Initial Value

Trigger Value 3: 85.00% of the Initial Value

Buffer Amount 1: 5.00%

Buffer Amount 2: 10.00%

Buffer Amount 3: 15.00%

Leverage Factor 1: An amount equal to 1 / (1 – Buffer Amount 1), which is 1.05263

Leverage Factor 2: An amount equal to 1 / (1 – Buffer Amount 2), which is 1.11111

Leverage Factor 3: An amount equal to 1 / (1 – Buffer Amount 3), which is 1.17647

Pricing Date: On or about January 7, 2022

Original Issue Date (Settlement Date): On or about January 12, 2022

Review Dates*: Monthly, as set forth under “Review Dates and Interest Payment Dates” below

Autocall Review Date*: The twelfth Review Date

Interest Payment Dates*: Monthly, as set forth under “Review

Dates and Interest Payment Dates” below

Maturity Date*: January 12, 2026

Call Settlement Date*: If the notes are automatically called on the Autocall Review Date, the first Interest Payment Date immediately following the Autocall Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call: If a Trigger Event has not occurred on or prior to the Autocall Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Autocall Review Date, payable on the Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

•	If the notes have not been automatically called and a Trigger Event 1 has occurred, your payment at maturity per $1,000 principal amount note, in addition to the Contingent Interest Payment, will be calculated as follows:

($1,000 × 2/3) + ($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 1) × Leverage Factor 1]

Under these circumstances, if the Final Value is less than Trigger Value 1, you will lose up to approximately 1.75438% of your principal amount at maturity.

•	If the notes have not been automatically called and a Trigger Event 2 has occurred, your payment at maturity per $1,000 principal amount note, in addition to the Contingent Interest Payment, will be calculated as follows:

($1,000 × 1/3) + ($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 1) × Leverage Factor 1] + ($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 2) × Leverage Factor 2]

Under these circumstances, if the Final Value is less than approximately 92.43243% of the Initial Value, you will lose up to approximately 5.36062% of your principal amount at maturity.

•	If the notes have not been automatically called and a Trigger Event 3 has occurred, your payment at maturity per $1,000 principal amount note will be calculated as follows:

($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 1) × Leverage Factor 1] + ($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 2) × Leverage Factor 2] + ($1,000 × 1/3) × [1 + (Index Return + Buffer Amount 3) × Leverage Factor 3]

Under these circumstances, if the Final Value is less than approximately 89.81462% of the Initial Value, you will lose some or all of your principal amount at maturity.

Trigger Event: Any of a Trigger Event 1, Trigger Event 2 or Trigger Event 3

Trigger Event 1: A Trigger Event 1 occurs if, on any day during the Monitoring Period, the closing level of the Index is less than Trigger Value 1 but is greater than or equal to Trigger Value 2.

Trigger Event 2: A Trigger Event 2 occurs if, on any day during the Monitoring Period, the closing level of the Index is less than Trigger Value 2 but is greater than or equal to Trigger Value 3.

Trigger Event 3: A Trigger Event 3 occurs if, on any day during the Monitoring Period, the closing level of the Index is less than Trigger Value 3.

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the final Review Date

PS-1 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Review Dates and Interest Payment Dates

Review Dates*: February 7, 2022, March 7, 2022, April 7, 2022, May 9, 2022, June 7, 2022, July 7, 2022, August 8, 2022, September 7, 2022, October 7, 2022, November 7, 2022, December 7, 2022, January 9, 2023, February 7, 2023, March 7, 2023, April 10, 2023, May 8, 2023, June 7, 2023, July 7, 2023, August 7, 2023, September 7, 2023, October 9, 2023, November 7, 2023, December 7, 2023, January 8, 2024, February 7, 2024, March 7, 2024, April 8, 2024, May 7, 2024, June 7, 2024, July 8, 2024, August 7, 2024, September 9, 2024, October 7, 2024, November 7, 2024, December 9, 2024, January 7, 2025, February 7, 2025, March 7, 2025, April 7, 2025, May 7, 2025, June 9, 2025, July 7, 2025, August 7, 2025, September 8, 2025, October 7, 2025, November 7, 2025, December 8, 2025 and January 7, 2026 (final Review Date)

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Interest Payment Dates*: February 10, 2022, March 10, 2022, April 12, 2022, May 12, 2022, June 10, 2022, July 12, 2022, August 11, 2022, September 12, 2022, October 13, 2022, November 10, 2022, December 12, 2022, January 12, 2023, February 10, 2023, March 10, 2023, April 13, 2023, May 11, 2023, June 12, 2023, July 12, 2023, August 10, 2023, September 12, 2023, October 12, 2023, November 10, 2023, December 12, 2023, January 11, 2024, February 12, 2024, March 12, 2024, April 11, 2024, May 10, 2024, June 12, 2024, July 11, 2024, August 12, 2024, September 12, 2024, October 10, 2024, November 13, 2024, December 12, 2024, January 10, 2025, February 12, 2025, March 12, 2025, April 10, 2025, May 12, 2025, June 12, 2025, July 10, 2025, August 12, 2025, September 11, 2025, October 10, 2025, November 13, 2025, December 11, 2025 and the Maturity Date

How the Notes Work

Payments in Connection with Review Dates (Other than the Autocall Review Date and the Final Review Date)

PS-2 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Payments in Connection with the Autocall Review Date

Autocall Review Date

Condition	Outcome
A Trigger Event **has not** occurred on or prior to the Autocall Review Date.	**Automatic Call** The notes will be automatically called on the Autocall Review Date and you will receive (a) $1,000 *plus* (b) the Contingent Interest Payment applicable to the Autocall Review Date. *No further payments will be made on the notes.*
A Trigger Event 1 or Trigger Event 2 **has** occurred on or prior to the Autocall Review Date.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. See "Contingent Interest Payments" below for how the Contingent Interest Payment is determined. The notes will not be automatically called on the Autocall Review Date. Proceed to the next Review Date.
A Trigger Event 3 **has** occurred on or prior to the Autocall Review Date.	No Contingent Interest Payment will be made with respect to the Autocall Review Date or any subsequent Review Date. The notes will not be automatically called on the Autocall Review Date. Proceed to the final Review Date.

PS-3 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Payment at Maturity, If the Notes Have Not Been Automatically Called

PS-4 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Contingent Interest Payments

The Contingent Interest Payment per $1,000 principal amount note, if any, payable on an Interest Payment Date will depend on whether and which Trigger Event has occurred on or prior to the relevant Review Date. The table below sets forth the Contingent interest Rate and the Contingent Interest Payment applicable to an Interest Payment Date based on whether and which Trigger Event has occurred on or prior to the relevant Review Date, assuming a Base Rate of 8.50% per annum. The actual Base Rate will be provided in the pricing supplement and will be at least 8.50% per annum.

Has Trigger Event Occurred on or Before Review Date?	Contingent Interest Rate	Contingent Interest Payment
No	8.50% per annum (payable at a rate of 0.70833% per month)	$7.0833
Yes (Trigger Event 1)	5.55557% per annum (payable at a rate of 0.47222% per month)	$4.7222
Yes (Trigger Event 2)	2.83333% per annum (payable at a rate of 0.23611% per month)	$2.3611
Yes (Trigger Event 3)	N/A(1)	N/A(1)

(1) If a Trigger Event 3 has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Following the occurrence of a Trigger Event 3, no further Contingent Interest Payments will be payable over the remaining term of the notes.

Hypothetical Payout Examples

The following examples and table illustrate payments on the notes linked to a hypothetical Index, assuming a range of performances for the hypothetical Index during the Monitoring Period and on the final Review Date. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;
•	a Trigger Value 1 of 95.00 (equal to 95.00% of the hypothetical Initial Value);
•	a Trigger Value 2 of 90.00 (equal to 90.00% of the hypothetical Initial Value);
•	a Trigger Value 3 of 85.00 (equal to 85.00% of the hypothetical Initial Value);
•	a Buffer Amount 1 of 5.00%;
•	a Buffer Amount 2 of 10.00%;
•	a Buffer Amount 3 of 15.00%;
•	a Leverage Factor 1 of 1.05263;
•	a Leverage Factor 2 of 1.11111;
•	a Leverage Factor 3 of 1.17647;
•	a Base Rate of 8.50% per annum;
•	a Contingent Interest Rate of 8.50% per annum (payable at a rate of 0.70833% per month) if a Trigger Event has not occurred during the Monitoring Period;
•	a Contingent Interest Rate of 5.55557% per annum (payable at a rate of 0.47222% per month) if a Trigger Event 1 has occurred during the Monitoring Period; and
•	a Contingent Interest Rate of 2.83333% per annum (payable at a rate of 0.23611% per month) if a Trigger Event 2 has occurred during the Monitoring Period.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

PS-5 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the Autocall Review Date because a Trigger Event has NOT occurred on or prior to the Autocall Review Date.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	No	$7.0833
Second Review Date	No	$7.0833
Third through Eleventh Review Dates	No	$7.0833
Twelfth Review Date (Autocall Review Date)	No	$1,007.0833
	Total Payment	$1,085.00 (8.50% return)

Because a Trigger Event has not occurred on or before the Autocall Review Date (which is the twelfth Review Date), the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,007.8333 (or $1,000 plus the Contingent Interest Payment applicable to the twelfth Review Date), payable on the Call Settlement Date. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,085.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called, a Trigger Event 1 has occurred during the Monitoring Period and the Final Value is greater than Trigger Value 2.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	No	$7.0833
Second Review Date	Yes (Trigger Event 1)	$4.7222
Third through Forty- Seventh Review Dates	Yes (Trigger Event 1)	$4.7222
Final Review Date (Final Value: 92.50)	Yes (Trigger Event 1)	$995.9503
	Total Payment	$1,220.2548 (22.02548% return)

Because the notes have not been automatically called, a Trigger Event 1 has occurred and the Index Return is -7.50%, the payment at maturity will be $996.9503 per $1,000 principal amount note, calculated as follows:

($1,000 × 2/3) + ($1,000 × 1/3) × [1 + (-7.50% + 5.00%) × 1.05263] + $4.7222 = $995.9503

In addition, because a Trigger Event has not occurred on the first Review Date, you will receive a Contingent Interest Payment of $7.0833 on the first Interest Payment Date. However, because a Trigger Event 1 occurred for the first time after the first Review Date and on or prior to the second Review Date, the Contingent Interest Payment is reduced to $4.7222 on and after the second Interest Payment Date. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,221.2548.

Example 3 — Notes have NOT been automatically called, a Trigger Event 2 has occurred during the Monitoring Period and the Final Value is greater than Trigger Value 3.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	Yes (Trigger Event 1)	$4.7222
Second Review Date	Yes (Trigger Event 1)	$4.7222
Third through Forty- Seventh Review Dates	Yes (Trigger Event 2)	$2.3611
Final Review Date (Final Value: 85.00)	Yes (Trigger Event 2)	$948.7549

PS-6 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Total Payment	$1,064.4488 (6.44488% return)

Because the notes have not been automatically called, a Trigger Event 2 has occurred and the Index Return is -7.50%, the payment at maturity will be $948.7549 per $1,000 principal amount note, calculated as follows:

($1,000 × 1/3) + ($1,000 × 1/3) × [1 + (-15.00% + 5.00%) × 1.05263] + ($1,000 × 1/3) × [1 + (-15.00% + 10.00%) × 1.11111] + $2.3611 = $948.7549

In addition, because a Trigger Event 1 occurred on or prior to the first Review Date and a Trigger Event 2 occurred for the first time after the second Review Date and on or prior to the third Review Date, the Contingent Interest Payment is reduced to $4.7222 on the first and second Interest Payment Dates and further reduced to $2.3611 on and after the third Interest Payment Date. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,064.4488.

Example 4 — Notes have NOT been automatically called, a Trigger Event 3 has occurred on or prior to the first Review Date and the Final Value is greater than the Initial Value.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	Yes (Trigger Event 3)	$0
Second Review Date	Yes (Trigger Event 3)	$0
Third through Forty- Seventh Review Dates	Yes (Trigger Event 3)	$0
Final Review Date (Final Value: 110.00)	Yes (Trigger Event 3)	$1,224.7447
	Total Payment	$1,224.7447 (22.47447% return)

Because the notes have not been automatically called, a Trigger Event 3 has occurred and the Index Return is 10.00%, the payment at maturity will be $1,224.7446 per $1,000 principal amount note, calculated as follows:

($1,000 × 1/3) × [1 + (10.00% + 5.00%) × 1.05263] + ($1,000 × 1/3) × [1 + (10.00% + 10.00%) × 1.11111] + ($1,000 × 1/3) × [1 + (10.00% + 15.00%) × 1.17647] = $1,224.7447

In addition, because a Trigger Event 3 occurred on or prior to the first Review Date, you receive no Contingent Interest Payments during the term of the notes.  Therefore, the total amount paid, for each $1,000 principal amount note, is equal to $1,224.7446.

Example 5 — Notes have NOT been automatically called, a Trigger Event 3 has occurred on or prior to the first Review Date and the Final Value is less than Trigger Value 3.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	Yes (Trigger Event 3)	$0
Second Review Date	Yes (Trigger Event 3)	$0
Third through Forty- Seventh Review Dates	Yes (Trigger Event 3)	$0
Final Review Date (Final Value: 50.00)	Yes (Trigger Event 3)	$556.7027
	Total Payment	$556.7027 (-44.43973% return)

Because the notes have not been automatically called, a Trigger Event 3 has occurred and the Index Return is -50.00%, the payment at maturity will be $556.7026 per $1,000 principal amount note, calculated as follows:

($1,000 × 1/3) × [$1,000 × 1/3 × (-50.00% + 5.00%) × 1.05263] + ($1,000 × 1/3) × [1 + (-50.00% + 10.00%) × 1.11111] + {($1,000 × 1/3) × [$1,000 × 1/3 × (-50.00% + 15.00%) × 1.17647] = $556.7027

In addition, because a Trigger Event 3 occurred on or prior to the first Review Date, you receive no Contingent Interest Payments during the term of the notes. Therefore, the total amount paid, for each $1,000 principal amount note, is equal to only $556.7026.

PS-7 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

Hypothetical payment at maturity, excluding any Contingent Interest Payment, if the notes have NOT been automatically called

Each hypothetical payment at maturity (excluding any Contingent Interest Payment) set forth below is for illustrative purposes only and may not be the actual total payment at maturity (excluding any Contingent Interest Payment) applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Payment at Maturity if a Trigger Event 1 Has Occurred	Payment at Maturity if a Trigger Event 2 Has Occurred	Payment at Maturity if a Trigger Event 3 Has Occurred
165.00000	65.00000%	$1,245.6137	$1,523.3912	$1,837.1165
150.00000	50.00000%	$1,192.9822	$1,415.2042	$1,670.1060
140.00000	40.00000%	$1,157.8945	$1,343.0795	$1,558.7657
130.00000	30.00000%	$1,122.8068	$1,270.9548	$1,447.4253
120.00000	20.00000%	$1,087.7192	$1,198.8302	$1,336.0850
110.00000	10.00000%	$1,052.6315	$1,126.7055	$1,224.7447
105.00000	5.00000%	$1,035.0877	$1,090.6432	$1,169.0745
100.00000	0.00000%	$1,017.5438	$1,054.5808	$1,113.4043
95.00000	-5.00000%	$1,000.0000	$1,018.5185	$1,057.7342
92.43243	-7.56757%	$990.9910	$1,000.0000	$1,029.1468
90.00000	-10.00000%	$982.4562	$982.4562	$1,002.0640
89.81462	-10.18538%	N/A	$981.1191	$1,000.0000
85.00000	-15.00000%	N/A	$946.3938	$946.3938
80.00000	-20.00000%	N/A	N/A	$890.7237
70.00000	-30.00000%	N/A	N/A	$779.3833
60.00000	-40.00000%	N/A	N/A	$668.0430
50.00000	-50.00000%	N/A	N/A	$556.7027
40.00000	-60.00000%	N/A	N/A	$445.3623
30.00000	-70.00000%	N/A	N/A	$334.0220
20.00000	-80.00000%	N/A	N/A	$222.6817
10.00000	-90.00000%	N/A	N/A	$111.3413
0.00000	-100.00000%	N/A	N/A	$0.0000

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called, (i) 1/3 of your principal amount may be exposed to loss on a leveraged basis if a Trigger Event 1 has occurred, (ii) another 1/3 of your principal amount may be exposed to loss on a leveraged basis if a Trigger Event 2 has occurred and (iii) the remaining 1/3 of your principal amount may be exposed to loss on a leveraged basis if a Trigger Event 3 has occurred. If the notes have not been automatically called, a Trigger Event 1 has occurred and the Final Value is less than Trigger Value 1, you will lose up to approximately 1.75438% of your principal amount at maturity. If the notes have not been automatically called, a Trigger Event 2 has occurred and the Final Value is less than approximately 92.43243% of the Initial Value, you will lose up to approximately 5.36062% of your principal amount at maturity. If the notes have not been automatically called, a Trigger Event 3 has occurred and the Final Value is less than approximately 89.81462% of the Initial Value, you will lose some or all of your principal amount at maturity.

PS-8 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

•	THE OPPORTUNITY TO RECEIVE CONTINGENT INTEREST PAYMENTS MAY TERMINATE AS EARLY AS THE FIRST DAY AFTER THE PRICING DATE —

As early as the first day after the Pricing Date, you could lose your ability to receive any Contingent Interest Payments over the term of the notes. Under these circumstances, the notes will not be automatically called and the payment at maturity will vary depending on whether a Trigger Event 1, Trigger Event 2 or Trigger Event 3 has occurred during the Monitoring Period. Under these circumstances, you may lose some or all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

We will make a Contingent Interest Payment with respect to a Review Date only if a Trigger Event 3 has not occurred on or prior to that Review Date. If a Trigger Event 3 has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Under these circumstances, no further Contingent Interest payments will be payable over the remaining portion of the term of the notes.

•	THE CONTINGENT INTEREST PAYMENT , EVEN IF PAYABLE, MAY BE REDUCED TO AS LOW AS 1/3 OF THE ORIGINAL AMOUNT —

The Contingent Interest Payment for a Review Date and each subsequent Review Date will be reduced to 2/3 of the original amount if a Trigger Event 1 has occurred on any day on or prior to that Review Date or 1/3 of the original amount if a Trigger Event 2 has occurred on any day on or prior to that Review Date.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF NO TRIGGER EVENT OCCURS ON OR PRIOR TO THE AUTOCALL REVIEW DATE, THE NOTES WILL BE AUTOMATICALLY CALLED, AND THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE CONTINGENT INTEREST PAYMENTS PAID OVER THE FIRST YEAR OF THE TERM OF THE NOTES,

regardless of any appreciation of the Index, which may be significant. Under these circumstances, you will not participate in any appreciation of the Index.

•	YOUR ABILITY TO BENEFIT FROM THE ENHANCED PAYMENT OFFERED BY THE APPLICABLE BUFFER AMOUNT AND THE APPLICABLE LEVERAGE FACTOR AT MATURITY WILL TERMINATE IF NO TRIGGER EVENT OCCURS AND THE NOTES ARE AUTOMATICALLY CALLED.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW ANY TRIGGER VALUE IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes.

PS-9 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from

PS-10 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX AND MAY BE INCLUDED IN THE INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Index.

•	THERE IS NO ASSURANCE THAT STRATEGIES EMPLOYED BY THE INDEX WILL BE SUCCESSFUL —

The Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. There is, however, no assurance that the Index will exhibit low volatility or provide higher risk-weighted returns than the S&P 500® Index or any other index or strategy. Although the Index measures the performance of high dividend-yielding companies, the Index is a price return index and, therefore, the return on the Index will not include any dividends paid on the securities that make up the Index. In addition, the Index is constructed pursuant to a weighting methodology in which the weights of components reflect their dividend yields. It is possible that the stock selection and weighting methodology of the Index will adversely affect its return (for example, by providing exposure to stocks that do not perform as well as other stocks with higher volatility or with lower dividend yields) and, consequently, the closing level of the Index and the value of the notes. The Index may also underperform the S&P 500® Index as a whole.

•	THE INDEX IS SUBJECT TO CONCENTRATION RISK —

The Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits.  Because volatility and dividend yield vary by industry and sector, the Index may be concentrated to a significant degree in securities of issuers located in a single industry or sector or a small number of industries or sectors.  By concentrating its investments in an industry or sector, the Index may face more risks than if it were diversified broadly over numerous industries or sectors.  Accordingly, the Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its constituents and the relevant industries and sectors than a more broadly diversified stock index.

•	DESPITE THE NAME OF THE INDEX, THE INDEX IS A PRICE RETURN INDEX, WHICH MEANS THAT THE RETURN ON THE INDEX WILL NOT INCLUDE ANY DIVIDENDS PAID ON THE SECURITIES THAT MAKE UP THE INDEX.

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The Index

The Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. Although the Index measures the performance of high dividend-yielding companies, the Index is a “price return index” and, therefore, the return on the Index will not include any dividends paid on the securities that make up the Index. For additional information about the Index, see “Equity Index Descriptions — The S&P 500® Low Volatility High Dividend Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8, 2016 through December 31, 2021. The closing level of the Index on December 31, 2021 was 7,522.01. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any day during the Monitoring Period or the final Review Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount or the payment of any interest.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. For example, it is possible that a Trigger Event would result in a deemed exchange of the notes for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes. Assuming our treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.

PS-12 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes —The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-13 | Structured Investments Auto Callable Contingent Interest and Contingent Leveraged Notes Linked to the S&P 500® Low Volatility High Dividend Index

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes —The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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